EXHIBIT 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our Report dated January 31, 2011, and to the references to our audits of Resolute Energy Corporation’s (“Resolute”) proved natural gas and oil reserves estimates as of December 31, 2010; December 31, 2009; and December 31, 2008 contained in or attached to the Annual Report on Form 10-K of Resolute for the year ended December 31, 2010.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
August 8, 2011